UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Report as of October 18, 2004
(Events as of October 14, 2004)

GENERAL BINDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-2604
(Commission File Number)

36-0887470
(I.R.S. employer identification No.)

One GBC Plaza,
Northbrook, Illinois 60062
(Address of principal executive offices, including zip code)

(847) 272-3700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.140d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. (b) - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of Principal Officer

        On October 14, 2004 Thomas Stenebring, President of the Corporation's Europe Group, was promoted and appointed to the newly created position of Senior Vice-President, Worldwide Office Products Marketing, Product Development and Sourcing. Mr. Stenebring will continue to serve as President of the Corporation's Europe Group.

        Mr. Stenebring's base salary will be $350,000 per calendar year, which base salary will be periodically reviewed by the Corporation's Board of Directors, most likely on an annual basis. Mr. Stenebring will also be eligible to receive performance-based annual cash incentive compensation (not greater than 100% of his base salary) and/or stock based compensation awards as determined by the Board. He will also participate in any medical and dental benefit programs that are generally made available to employees and executive employees of the Corporation as a whole.

        Mr. Stenebring commenced his employment with the Corporation on March 1, 2000. On August 26, 2000 he entered into an Executive Severance / Change-in-Control Agreement (the "Agreement") with the Corporation which provides that Mr. Stenebring would be entitled to receive severance pay on a salary continuation basis of up to 200% of his then base salary based upon a severance vesting schedule set forth in the Agreement, in the event his employment was terminated by the Corporation without cause. In such an event, he would also (i) be entitled to receive a prorated annual bonus for the year in which such a termination occurs based on the degree of achievement of goals for that year as determined by the Board; (ii) be able to continue to participate in Corporation sponsored medical and dental benefit plans or programs on a cost-sharing basis during his salary continuation period; and (iii) be able to exercise any outstanding and fully vested stock option or other form of equity-based award until the earlier to occur of (a) the expiration of the salary continuation period and (b) the expiration date of any such stock option or other equity-based award.

        The Agreement further provides that, in the event of a change-in-control termination of employment, Mr. Stenebring would receive severance pay equal to 2.0 times (2.25 times should his length of service be more than ten years) the sum of his annual base salary plus the greater of either his target bonus for the year in which the change-in-control takes place or the bonus based on actual performance for that year. In addition, he would be entitled to receive the following benefits: continued participation in the Company's medical and dental plans on a cost-sharing basis for two years following termination; the ability to exercise any or all stock options that were outstanding immediately prior to the change-in-control for the earlier of one year following termination or the expiration date of the stock option; immediate vesting of restricted stock unit awards; a lump sum payment equal to the amount of retirement plan payments made by the Company for Mr. Stenebring in the two calendar years prior to termination; and outplacement services in an amount not to exceed ten percent of his base salary in effect at the time of termination.

        Mr. Stenebring's right to the severance and other benefits described above terminate upon his death, voluntary resignation without good reason (as defined in the Agreement), retirement or termination for Cause (as defined in the Agreement).

Departure of Principal Officer

        On October 14, 2004, the employment of Mr. David H. Hewitt by the Corporation ceased. Mr. Hewitt had been the President of the Corporation's Commercial and Consumer Group.

Item 8.01 Other Events

        In connection with severance to be paid to Mr. Hewitt as a result of his leaving the employ of the Corporation as described in Item 5.02 above and in connection with additional employee terminations and business unit reorganization, the Corporation will take charges for the third quarter of 2004 in an amount of approximately $840,000. These charges primarily relate to severance pay.

Item 9.01 (c) - Exhibits

        The following is furnished as an exhibit to this report.

        99. Press release dated October 14, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

                                                                                                                          GENERAL BINDING CORPORATION

                                                                                                                           By: /s/ Steven Rubin
                                                                                                                                   Steven Rubin
                                                                                                                                   Vice President, Secretary &
                                                                                                                                   General Counsel
                                                                                                                                   October 18, 2004

Exhibit 99

GBC ANNOUNCES ORGANIZATIONAL ALIGNMENT WITHIN
COMMERCIAL AND CONSUMER GROUP

        Northbrook, IL, October 14, 2004 -- General Binding Corporation (Nasdaq: GBND) announced today that it has combined the marketing, product development and sourcing functions supporting its global office products businesses. Under the new structure, Dennis Martin, GBC's Chairman, President and Chief Executive Officer, will lead the Company's Commercial and Consumer Group ("CCG"). Dave Hewitt, former CCG President, has resigned to pursue other business opportunities.

        Thomas Stenebring, in addition to his role as President of GBC's Europe Group, will also serve as a Senior Vice President, Worldwide Office-Products Marketing, Product Development and Sourcing reporting to Mr. Martin.

        "To position GBC for profitable growth in the increasingly global office products industry, we must continue to provide excellent value for our customers by offering innovative, quality products and value-added services at competitive prices," said Mr. Martin. "By aligning the product development, sourcing and marketing functions under Thomas, we will accelerate the process of getting new products to our target markets through our sales organizations, and do so as cost-effectively as possible."

        "With his broad skill set and proven record of successes in the office products industry before and during his tenure at GBC, Thomas is the ideal person to carry out this mission," continued Mr. Martin. Under Mr. Stenebring's leadership, the Europe Group's profitability improved from a $3.8 million loss in 2000 to operating income of $6.1 million in 2003.

        "We remain committed to our strategy of Operational Excellence as a means to achieving sustained profitable growth at GBC," added Mr. Martin. "This realignment is the next logical step in our drive to simplify our business and center our operations on the needs of our customers and consumers."

        GBC is a world leader in products that bind, laminate, and display information enabling people to accomplish more at work, school and home. GBC's products are marketed in over 100 countries under the GBC, Quartet, and Ibico brands. These products are designed to help people enhance printed materials and organize and communicate ideas.

        This press release includes forward-looking statements involving uncertainties and risks, and there can be no assurance that actual results will not differ from the Company's expectations. The words "should," "believes," "anticipates," "plans," "may," "expects" and other expressions that indicate future events and trends identify forward-looking statements. Factors that could cause materially-different results include, among other things, competition within the office products and lamination film products markets, effects of general economic conditions, the restructuring activities associated with the integration and go-to-market strategies of the Company's business units, the ability of the Company's distributors to successfully market the Company's products and other risks described in the Company's filings with the S.E.C. The Company assumes no obligation to update its forward-looking statements.

Contact: Tony Giuliano, Treasurer and Director, Investor Relations
(847) 291-5451
inv-rel@gbc.com (E-mail)
www.gbc.com (GBC's website)